Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-81820) pertaining to the Amended and Restated 2001 Incentive Compensation Plan, the Registration Statement (Form S-8 No. 333-82288) pertaining to the 1986 Incentive Stock Option Plan and the 1996 Stock Option Plan, the Registration Statement (Form S-8 No. 333-82286) pertaining to the 2000 Nonstatutory Stock Option Plan, the Registration Statement (Form S-8 No. 333-82282) pertaining to the Amended and Restated 2001 Employee Stock Purchase Plan, the Registration Statement (Form S-8 No. 333-99529) pertaining to the Amended and Restated 2001 Incentive Compensation Plan, the Registration Statement (Form S-8 No. 333-99531) pertaining to the Corrected Amended and Restated 2001 Employee Stock Purchase Plan, and the Registration Statement (Form S-4 No. 333-115274) pertaining to the registration of shares of its common stock with a maximum offering price of $100,000,000 of our report dated July 26, 2002 with respect to the 2002 consolidated financial statements and schedule of Synaptics Incorporated included in the Annual Report (Form 10-K) for the year ended June 30, 2004.

/s/ Ernst & Young LLP

San Jose, California
September 7, 2004